December 22, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Cannabis Sativa, Inc. under Item 4.01 of its Current Report on Form 8-K dated on or about December 18, 2024.

We agree with the statements concerning our firm contained therein.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Elkana Amitai CPA